Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement Dated March 12, 2024 To the Product Prospectus Supplement ERN-ES-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023	$12,305,000 Notes Linked to a Basket of 23 Common Stocks, Due April 16, 2025 Royal Bank of Canada

Royal Bank of Canada is offering notes (the “Notes”) linked to an equally-weighted basket (the “Basket”) of 23 equity securities (each, a “Basket Component,” and collectively, the “Basket Components”). The Basket Components and their ticker symbols are set forth in the "Summary" section below.
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The payment at maturity will reflect the performance of the Basket, as measured by its Percentage Change multiplied by the Basket Adjustment Factor of 1.00. Accordingly, at maturity, you will receive an amount for each $1,000 in principal amount of the Notes that will be calculated as follows:

$1,000 × (1 + Percentage Change) × Basket Adjustment Factor
•	Because the Basket Adjustment Factor is 1.00, if the Percentage Change is negative, investors will lose some or all of the principal amount.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
•	Issue Date: March 14, 2024
•	Maturity Date: April 16, 2025
•	CUSIP: 78015QHX2 / ISIN: US78015QHX25
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	100.00%	$12,305,000
Underwriting discounts and commissions(1)	0.00%	$0
Proceeds to Royal Bank of Canada	100.00%	$12,305,000
(1) RBC Capital Markets, LLC ("RBCCM"), acting as our agent, will not receive an underwriting discount in connection with its sales of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $996.17 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:
This pricing supplement relates to an offering of notes (the “Notes”) linked to a basket (the “Basket”) of 23 equity securities (the “Basket Components”). The Basket Components, their respective Component Weights and their Initial Stock Prices are indicated in the table below.

Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Denominations:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date:	March 12, 2024
Issue Date:	March 14, 2024
Valuation Date:	April 14, 2025
Maturity Date:	April 16, 2025, subject to extension for market and other disruptions, as described in the product prospectus supplement.
Interest Payments:	None.
Payment at Maturity (if held to maturity):
The payment on the Notes will depend upon the Percentage Change of the Basket. For each $1,000 in principal amount of the Notes, you will receive:
$1,000 × (1 + Percentage Change) × Basket Adjustment Factor
Because the Basket Adjustment Factor is 1.00, if the Percentage Change is negative, investors will lose some or all of the principal amount.

Basket Adjustment Factor:	1.00
Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage, equal to the sum of the Weighted Component Changes for the Basket Components. The Weighted Component Change for each Basket Component will be determined as follows:

Initial Stock Price:	The closing price per share of a Basket Component on the Trade Date, as set forth in the table below.
Final Stock Price:	The closing price per share of a Basket Component on the Valuation Date.

P-2	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
The Basket:	Basket Component	Bloomberg Ticker	Component Weight	Initial Stock Price
	Accenture plc	ACN	1/23	$380.48
	Applied Materials, Inc.	AMAT	1/23	$204.94
	Advanced Micro Devices, Inc.	AMD	1/23	$202.76
	Amazon.com, Inc.	AMZN	1/23	$175.39
	ASML Holding N.V.	ASML	1/23	$984.29
	Broadcom Inc.	AVGO	1/23	$1,291.88
	Cadence Design Systems, Inc.	CDNS	1/23	$311.28
	CrowdStrike Holdings, Inc.	CRWD	1/23	$329.27
	Entegris, Inc.	ENTG	1/23	$142.03
	EPAM Systems, Inc.	EPAM	1/23	$309.01
	Intuit Inc.	INTU	1/23	$662.64
	KLA Corporation	KLAC	1/23	$698.40
	Lam Research Corporation	LRCX	1/23	$950.83
	MongoDB, Inc.	MDB	1/23	$368.64
	Meta Platforms, Inc.	META	1/23	$499.75
	Monolithic Power Systems, Inc.	MPWR	1/23	$736.55
	Marvell Technology, Inc.	MRVL	1/23	$71.77
	Microsoft Corporation	MSFT	1/23	$415.28
	Micron Technology, Inc.	MU	1/23	$97.42
	ServiceNow, Inc.	NOW	1/23	$789.56
	NVIDIA Corporation	NVDA	1/23	$919.13
	Synopsys, Inc.	SNPS	1/23	$576.72
	Taiwan Semiconductor Manufacturing Company Limited	TSM	1/23	$144.40
Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if the Percentage Change is negative.
Calculation Agent:	RBCCM

P-3	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-4	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement No. ERN-ES-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058560/ef20016922_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
HYPOTHETICAL RETURNS
The following table illustrates the hypothetical payment and total return at maturity on the Notes. The “total return,” as used in this pricing supplement, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 in principal amount of the Notes to $1,000. The hypothetical total returns and examples set forth below are based on the Basket Adjustment Factor of 1.00, and hypothetical Percentage Changes as set forth below.
The hypothetical total returns and examples set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes.

Percentage Change	Payment at Maturity	Total Return on the Notes
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
0%(1)	$1,000.00	0.000%
-5.00%	$950.00	-5.00%
-10.00%	$900.00	-10.00%
-20.00%	$800.00	-20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%
(1) If the Percentage Change is less than 0%, you will lose some or all of the principal amount.

P-6	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
Hypothetical Examples of Amounts Payable at Maturity
The following examples illustrate how the payments on the Notes are calculated.
Example 1: The value of the Basket increases from the Trade Date to the Valuation Date, resulting in a Percentage Change of 10%.
In this case, the investor will receive a payment at maturity of $1,100.00 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 × (1 + Percentage Change) × Basket Adjustment Factor
$1,000 x (1 + 10%) x 1.00 = $1,100.00
Example 2: The value of the Basket decreases from the Trade Date to the Valuation Date, resulting in a Percentage Change of -40.00%.
In this case, the investor will receive a payment at maturity of $600.00 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 × (1 + Percentage Change) × Basket Adjustment Factor
$1,000 x (1 + -40%) x 1.00 = $600.00
In this case, the amount that will be paid on the Notes will be significantly less than the principal amount.

P-7	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement and the prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Structure and Terms of the Notes
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You May Receive Less than the Principal Amount at Maturity – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Basket. If the Percentage Change is negative, you will lose some or all of the principal amount.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

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Owning the Notes Is Not the Same as Owning the Basket Components — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Basket Components. For example, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the value of the Basket increases after the Trade Date. No assurance can be given as to what our financial condition will be at maturity of the Notes.

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Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components – A change in the value of one Basket Component may not correlate with changes in the value of the other Basket Components. The value of one Basket Component may increase, while the value of the other Basket Components may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Basket Components.

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Significant Aspects of the Tax Treatment of the Notes Are Uncertain and Certain Aspects May Make the Notes Less Suitable for Certain Non-U.S. Investors –– The tax treatment of the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes based on the amount that may be paid at maturity, and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.

P-8	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement. You should consult your tax advisor about your own tax situation.
Risks Relating to the Secondary Market for the Notes
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There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM or any of our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
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The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Basket Components, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
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Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of

P-9	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share prices of the Basket Components, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Basket Components (the “Basket Component Issuers”), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes, and may affect the share prices of the Basket Components and therefore, the market value of the Notes.
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You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Basket Components, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Risks Relating to the Basket Components
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There Is No Affiliation Between the Basket Component Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Basket Component Issuers — We are not affiliated with the Basket Component Issuers. However, we and our affiliates may currently, or from time to time in the future engage, in business with any Basket Component Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Basket Components.

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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

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An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets — ACN is issued by an Irish company, ASML is issued by a Dutch company, and TSM is issued by a Taiwanese company. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities may be more volatile than U.S. securities, and market developments may affect non-U.S. securities differently from the U.S. securities. Direct or indirect government intervention to stabilize these non-U.S. securities, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those securities.

Securities prices of non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of

P-10	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
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Most of the Stocks Included in the Basket Are Concentrated in a Single Sector — Most of the stocks included in the Basket are issued by companies in the technology sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

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Adverse Conditions in the Technology Sector May Reduce Your Return on the Notes — Most of the Basket Components are issued by companies whose primary lines of business are directly associated with the technology sector. The profitability of these companies is largely dependent on, for example, consumer demand for the companies’ products, the companies’ ability to generate advertising revenue, continued innovation, talent attraction and retention, maintaining intellectual property rights and industry competition. In addition, adverse economic, business or tax developments affecting the U.S. and/or the technology sector could affect the value of the Basket. Any of these factors may have an adverse effect on the value of the Notes.

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Certain Reference Stocks Have a Limited Trading History — CRWD and MDB commenced trading in December 2019 and October 2017, respectively. As a result, these Reference Stocks have limited historical trading information that you can refer to in order to evaluate their performance. Accordingly, an investment in the Notes may be more risky than an investment linked only to securities that have a longer period of historical trading information.

Additional Risks Relating to Reference Stocks that Are American Depositary Shares (“ADSs”)
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The Value of the Reference Stock May Not Accurately Track the Value of the Common Shares of the Applicable Company — TSM is an American Depositary Share. Each share of that Reference Stock will represent shares of the relevant Basket Component Issuer. The trading patterns of the ADSs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADSs may not completely track the value of those shares. Trading volume and pricing on any applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADSs. For example, certain factors may increase or decrease the public float of the ADSs and, as a result, the ADSs may have less liquidity or lower market value than the common shares of the Basket Component Issuer.

P-11	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
INFORMATION REGARDING THE BASKET COMPONENT ISSUERS
The Basket Component Issuers are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Basket Component Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Basket Component Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Basket Component Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Accenture plc
Accenture plc provides management and technology consulting services and solutions. The company operates a network of businesses that provide consulting, technology and outsourcing.
The company’s common stock is listed on the New York Stock Exchange ("NYSE) under the ticker symbol “ACN.”
Applied Materials, Inc.
Applied Materials, Inc. develops, manufactures, markets and services semiconductor wafer fabrication equipment and related spare parts for the semiconductor industry. The company's customers include semiconductor wafer and integrated circuit manufacturers, flat panel liquid crystal displays, solar photovoltaic cells and modules and other electronic device manufacturers.
The company’s common stock is listed on the Nasdaq Global Select Market ("Nasdaq") under the ticker symbol “AMAT.”
Advanced Micro Devices, Inc.
Advanced Micro Devices, Inc. produces semiconductor products and devices. The company offers products such as microprocessors, embedded microprocessors, chipsets, graphics, video and multimedia products. The company also provides assembling, testing and packaging services.
The company’s common stock is listed on the Nasdaq under the ticker symbol “AMD.”
Amazon.com, Inc.
Amazon.com, Inc. is an online retailer that offers a range of products including books, music, computers, electronics and numerous other products. The company also operates a cloud platform.
The company’s common stock is listed on the Nasdaq under the ticker symbol “AMZN.”
ASML Holding N.V.
ASML Holding N.V. develops, produces and markets semiconductor manufacturing equipment, specifically machines for the production of chips through lithography.
The company’s common stock is listed on the Nasdaq under the ticker symbol “ASML.”
Broadcom Inc.
Broadcom Inc. is a designer, developer, manufacturer and supplier of semiconductor and infrastructure software products.
The company’s common stock is listed on the Nasdaq under the ticker symbol “AVGO.”

P-12	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
Cadence Design Systems, Inc.
Cadence Design Systems, Inc. provides software technology, design and consulting services and technology. The company licenses its electronic design automation software technology and provides professional services. The company's solutions are used to design and develop complex chips and electronic systems, including semiconductors.
The company’s common stock is listed on the Nasdaq under the ticker symbol “CDNS.”
CrowdStrike Holdings, Inc.
CrowdStrike Holdings, Inc. provides cybersecurity products and services to stop breaches. The company offers cloud-delivered protection across endpoints, cloud workloads, identity and data, as well as threat intelligence, managed security services, IT operations management, threat hunting, identity protection and log management.
The company’s Class A common stock is listed on the Nasdaq under the ticker symbol “CRWD.”
Entegris, Inc.
Entegris, Inc. provides materials management products and services to the microelectronics industry. The company provides products such as wafer shippers, wafer transport and process carriers, pods and work-in-process boxes. The company also provides chemical delivery products such as valves, fittings, tubing, pipe and containers.
The company’s common stock is listed on the Nasdaq under the ticker symbol “ENTG.”
EPAM Systems, Inc.
EPAM Systems, Inc. offers information technology services. The company provides software development, outsourcing services, e-business, enterprise relationship management and content management solutions.
The company’s common stock is listed on the NYSE under the ticker symbol “EPAM.”
Intuit Inc.
Intuit Inc. delivers financial management and compliance products and services to consumers, small businesses and the self-employed, and provides tax products to accounting professionals.
The company’s common stock is listed on the Nasdaq under the ticker symbol “INTU.”
KLA Corporation
KLA Corporation produces and distributes semiconductors. The company offers surface profilers, nanomechanical testers, chips and semiconductor assembly solutions.
The company’s common stock is listed on the Nasdaq under the ticker symbol “KLAC.”
Lam Research Corporation
Lam Research Corporation manufactures, markets and services semiconductor processing equipment used in the making of integrated circuits.
The company’s common stock is listed on the Nasdaq under the ticker symbol “LRCX.”

P-13	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
MongoDB, Inc.
MongoDB, Inc. develops database software. The company provides an open-source database platform for automating, monitoring and deploying backups. The company renders enterprise software integration, platform certification and commercial licensing services.
The company’s common stock is listed on the Nasdaq under the ticker symbol “MDB.”
Meta Platforms, Inc.
Meta Platforms, Inc. develops products that enable people to connect and share with friends and family through mobile devices, personal computers, virtual reality headsets and in-home devices.
The company’s Class A common stock is listed on the Nasdaq under the ticker symbol “META”.
Monolithic Power Systems, Inc.
Monolithic Power Systems, Inc. provides semiconductor-based power electronic solutions. The company offers power management integrated circuits, isolated gate drivers, power modules, battery and chargers, load switches, inductors, analog input devices, sensors, motor drivers and controllers, and electronic components.
The company’s common stock is listed on the Nasdaq under the ticker symbol “MPWR.”
Marvell Technology, Inc.
Marvell Technology, Inc. designs, develops and markets integrated circuits for communications-related markets. The company's products provide the interface between analog signals and the digital information used in computing and communications systems.
The company’s common stock is listed on the Nasdaq under the ticker symbol “MRVL.”
Microsoft Corporation
Microsoft Corporation develops, manufactures, licenses, sells and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. The company also develops video game consoles and digital music entertainment devices.
The company’s common stock is listed on the Nasdaq under the ticker symbol “MSFT.”
Micron Technology, Inc.
Micron Technology, Inc., manufactures and sells memory and storage products. It provides memory and storage technologies comprised DRAM products, which are dynamic random access memory semiconductor devices.
The company’s common stock is listed on the Nasdaq under the ticker symbol “MU.”
ServiceNow, Inc.
ServiceNow, Inc. provides enterprise information technology management software. The company designs, develops and produces prepackaged computer software, cloud services and IT service management platform.
The company’s common stock is listed on the NYSE under the ticker symbol “NOW.”

P-14	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
NVIDIA Corporation
NVIDIA Corporation designs, develops and markets three-dimensional graphics processors and related software. The company offers products that provide interactive 3D graphics to the mainstream personal computer market.
The company’s common stock is listed on the Nasdaq under the ticker symbol “NVDA.”
Synopsys, Inc.
Synopsys, Inc. supplies electronic design automation solutions to the electronics market. The company provides design technologies to creators of advanced integrated circuits, electronic systems and systems on a chip. The company also provides consulting services and support to its customers.
The company’s common stock is listed on the Nasdaq under the ticker symbol “SNPS.”
Taiwan Semiconductor Manufacturing Company Limited
Taiwan Semiconductor Manufacturing Company Limited manufactures integrated circuits based on its proprietary designs. The company offers integrated circuit fabrication processes to manufacture CMOS logic, mixed-mode, volatile and non-volatile memory, and BiCMOS chips.
The company’s American Depositary Shares are listed on the NYSE under the ticker symbol “TSM.”

P-15	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
HISTORICAL INFORMATION
Historical Performance of the Basket
The following graph is based on hypothetical Basket closing values for the period from December 6, 2019 (the first date that all of the Basket Components were traded publicly) through March 12, 2024, assuming that the Basket closing value was set equal to 100 on December 6, 2019. We derived the Basket closing levels based on the closing prices of the relevant Basket Components on the relevant dates.
We obtained the information in the graph below from Bloomberg Financial Markets, without independent investigation. The historical performance of any Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Basket Components, or the value of the Basket, at any time.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE

P-16	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
In the opinion of our counsel, Ashurst LLP, it would generally be reasonable to treat the Notes as a pre-paid cash-settled derivative contract linked to the Basket Components for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.
Non-U.S. Holders
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which generally is any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S.-source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective date of the U.S. Treasury Department regulations to provide that withholding on “dividend equivalent” payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are delta-one instruments, non-U.S. holders will be subject to withholding on dividend equivalent payments, if any, under the Notes. We will not pay additional amounts in respect of any dividend equivalent withholding.

P-17	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on March 14, 2024, which is the second (2nd) business day following the Trade Date (this settlement cycle being referred to as “T+2”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We or one of our affiliates may pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-18	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-19	RBC Capital Markets, LLC

Notes Linked to a Basket of Common Stocks
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

P-20	RBC Capital Markets, LLC